Exhibit 99.3



GAP INC. FISCAL 2019

SECOND QUARTER EARNINGS RESULTS

ART PECK
PRESIDENT &
CHIEF EXECUTIVE OFFICER

TERI LIST-STOLL
EXECUTIVE VICE PRESIDENT &
CHIEF FINANCIAL OFFICER

Gap Inc.

GAP BANANA REPUBLIC OLD NAVY ATHLETA INTERMIX HILL CITY JANIE AND JACK

DISCLOSURE STATEMENT

FORWARD LOOKING STATEMENTS

This conference call and webcast contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Forward-looking statements include statements identified as such in our August 22, 2019 press release.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Information regarding factors that could cause results to differ can be found in our August 22, 2019 earnings press release, our Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and our subsequent filings with the U.S. Securities and Exchange Commission, all of which are available on gapinc.com.

These forward-looking statements are based on information as of August 22, 2019. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SEC REGULATION G

This presentation includes the non-GAAP measures adjusted operating expenses, adjusted operating expenses as a percent of net sales, adjusted operating income, adjusted operating income as a percent of net sales, adjusted income taxes, adjusted net income, adjusted earnings per share, expected adjusted earnings per share, and free cash flow. The descriptions and reconciliations of these measures from GAAP are included in our August 22, 2019 earnings press release, which is available on gapinc.com.

Q2 REPORTED P&L SUMMARY
IN MILLIONS

	Q2 2019	Q2 2018	Q2 2019 vs. Q2 2018
NET SALES	$4,005	$4,085	(2%)
COMP	(4%)	2%	
GROSS PROFIT	$1,556	$1,627	(4%)
%	38.9%	39.8%	(90bps)
MERCHANDISE MARGIN B/(W) LY	(70bps)	(30bps)	
ROD % OF SALES B/(W) LY	(20bps)	+120bps	
OPERATING EXPENSES	$1,274	$1,229	+4%
%	31.8%	30.1%	(170bps)
OPERATING INCOME	$282	$398	(29%)
%	7.0%	9.7%	(270bps)
NET INCOME	$168	$297	(43%)
DILUTED EPS	$0.44	$0.76	(42%)

Q2 ADJUSTED P&L SUMMARY
IN MILLIONS

	Q2 2019	Q2 2018	Q2 2019 vs. Q2 2018
NET SALES	$4,005	$4,085	(2%)
COMP	(4%)	2%	
GROSS PROFIT	$1,556	$1,627	(4%)
%	38.9%	39.8%	(90bps)
MERCHANDISE MARGIN B/(W) LY	(70bps)	(30bps)	
ROD % OF SALES B/(W) LY	(20bps)	+120bps	
ADJUSTED OPERATING EXPENSES	$1,222 [1]	$1,229	(1%)
%	30.5% [1]	30.1%	(40bps)
ADJUSTED OPERATING INCOME	$334 [1]	$398	(16%)
%	8.3% [1]	9.7%	(140bps)
ADJUSTED NET INCOME	$238 [1]	$297	(20%)
ADJUSTED DILUTED EPS	$0.63 [1]	$0.76	(17%)

(1) The description and reconciliation of these measures from GAAP is included in our August 22, 2019 earnings press release, which is available on gapinc.com.

Gap Inc.

FISCAL 2019 OUTLOOK
AS OF AUGUST 22, 2019

Reported Diluted Earnings per Share	$1.88 - $2.08
Adjusted Diluted Earnings per Share	$2.05 - $2.15
Comp Sales	Down low single digits
Net Sales	About flat
Net Company-Operated Store Closures	About 30
Capital Expenditures	About $675 million[1]
Effective Tax Rate	About 30%
Adjusted Effective Tax Rate	About 26%[2]
Share Repurchases	About $50 million per quarter

Gap Inc.

(1) Includes about $100 million of expansion costs related to a headquarters building and a buildout of the company's Ohio distribution center. Does not include separation-related capital spend.
(2) Excludes the current quarter adjustments to our fiscal year 2017 tax liability for additional tax reform guidance and certain non-cash tax impacts related to expected restructuring charges


Gap Inc.
GAP
BANANA REPUBLIC
OLD NAVY
ATHLETA
INTERMIX
HILL CITY/
JANIE AND JACK